EXHIBIT 10.195

Bill of Sale , Assignment and Assumption

BILL OF SALE, ASSIGNMENT AND ASSUMPTION, dated as of June 23, 2016 (this "Bill of Sale and Assignment"), by and between (i) NATURALNANO, INC., a Nevada corporation (the "Transferor"), and (ii) NATURALNANO CORP., a New York corporation (the "Transferee") and JamesWemett ("Transferee's Principal").

WITNESSETH:

WHEREAS, the terms of an Asset Purchase Agreement, dated as of June 23, 2016 (the "Agreement"; capitalized terms used in this Bill of Sale and Assignment have the meanings ascribed to them in the Agreement), to which the Transferor, the Transferee and the Transferee's Principal are parties, contemplated that the Transferor would transfer the business (the "Business") of (i) developing and commercializing material additives based on a technology utilizing halloysite nanotubes and (ii) reselling Ebola personal protective equipment and ancillary supplies, which constituted the business operations of the Transferor conducted by the Transferor prior to the Closing, and the Existing Assets (as defined below) to the Transferee (collectively, the "Existing Business Operations"); and

WHEREAS, the Transferee's Principal, who is the sole director, officer and owner of the Transferee, was, prior to the execution and delivery of the Agreement and the consummation of the transactions contemplated thereby, a director, the President, Chief Executive Officer and Chief Financial Officer and a principal shareholder of the Transferor, and, as a result, familiar with the Existing Business Operations; and

WHEREAS, pursuant to due authorization, the Transferor is presently executing and delivering this Bill of Sale and Assignment to the Transferee for the purpose of selling and assigning to and vesting in the Transferee all of the Transferor's right, title and interest in and to the Existing Business Operations and to all Assets (which excludes the Excluded Assets), including the agreements, accounts and personal property relating thereto as listed in the attached Schedule A, solely relating to the Business as more specifically specified in Section 2.1 of the Agreement (such Assets, collectively, including the Existing Business Operations, the "Existing Assets"); and

WHEREAS, in consideration thereof, the Transferee's Principal is simultaneously executing and delivering to the Transferor an Release (the "Release Agreement"),

NOW, THEREFORE, in consideration of the purchase price contemplated in the Agreement, the execution by the Transferee of the Release Agreement and other good and valuable consideration, and intending to be legally bound, the Transferor hereby grants, sells, conveys, assigns, transfers, sets over to, and vests in the Transferee, its successors and assigns all of the Transferor's right, title and interest, legal and equitable, in and to all of the Existing Assets, including, without limitation, all of its rights and privileges under or otherwise in respect of any contracts, commitments and other agreements which are part of the Existing Assets.

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TO HAVE AND TO HOLD the same, including the appurtenances thereof, unto the Transferee, its successors and assigns forever, to its and their own proper use and benefit, subject to the obligations of the Transferee assumed below.

In furtherance of the foregoing:

1. The Transferor constitutes and appoints the Transferee, its successors and assigns as the Transferor's true and lawful agent and attorney with full power of substitution, in the Transferor's name and stead, but on behalf of and for the benefit of the Transferee (but at the sole cost and expense of the Transferee and/or its successors and assigns), to demand and receive any and all of the Existing Assets which are not in the possession or under the exclusive control of the Transferor, and to give receipts and releases for and in respect of the same, and any part thereof, and from time to time to institute and prosecute in the Transferor's name or in the name of the Transferee, its successors and assigns as the legal attorney of and for the Transferor duly authorized, for the benefit of the Transferee, its successors and assigns any and all proceedings at law, in equity or otherwise, which the Transferee, its successors and assigns may deem proper for the collection and enforcement of any claim or right of any kind granted, sold, conveyed, transferred or assigned, or intended so to be, and to do all acts and things in relation to the Existing Assets which the Transferee, its successors and assigns shall deem desirable, the Transferor declaring that the foregoing powers are coupled with an interest and are and shall be irrevocable by the Transferor or by the Transferor's dissolution or in any manner or for any reason whatsoever; provided, however, that all costs, expenses, claims and liabilities incurred in connection with any such action shall be borne by the Transferee and/or its successors and assigns and not by the Transferor.

2. In the case of any Existing Assets which cannot be effectively or validly transferred or assigned by the Transferor without the consent of another party, or in the case of certain contracts, without the novation thereof, (i) the Transferor will use its best efforts (but at the sole cost and expense of the Transferee and/or its successors and assigns) to obtain such consent or novation or, if any be unobtainable, will use its best efforts (but at the sole cost and expense of the Transferee and/or its successors and assigns) to assure to the Transferee the benefits thereof, and (ii) if and when such consents and novations are obtained, this instrument shall automatically be effective to assign and transfer such Existing Assets.

3. The Transferor for itself, its successors and assigns covenants that, at any time and from time to time after the delivery of this instrument, at the Transferee's request and without further consideration but at no cost or expense to the Transferor, the Transferor will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all and every such further acts, conveyances, transfers, assignments, powers of attorney and assurances as the Transferee reasonably may require more effectively to convey, transfer to or vest in, and to put the Transferee in possession of, any of the Existing Assets, or to better enable the Transferee to realize upon or otherwise enjoy any of the Existing Assets or to carry into effect the intent and purposes of the Agreement and of this instrument.

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4. Reference is made to the provisions of Sections 2.2 and 2.5 of the Agreement. By its and his acknowledgment and acceptance of this Bill of Sale and Assignment in the spaces provided below, each of the Transferee and the Transferee's Principal acknowledges and agrees that the terms of said Sections 2.2 and 2.5 apply to the transfer and assignment contemplated hereby and assumes all of the liabilities and obligations set forth in said Section 2.2 and 2.5.

5. Nothing in this instrument, expressed or implied, is intended or shall be construed to confer upon or give to any person, firm or corporation other than the Transferee and its successors and assigns any remedy or claim under or by reason of this instrument or any term, covenant or condition hereof, and all of the terms, covenants, conditions, promises and agreements in this instrument contained shall be for the sole and exclusive benefit of the Transferee and its successors and assigns.

6. Neither the making nor the acceptance of this instrument shall enlarge, restrict or otherwise modify the terms of the Agreement or constitute a waiver or release by the Transferor, the Transferee or the Transferee's Principal of any liabilities, duties or obligations imposed upon any of them by the terms of the Agreement, including, without limitation, the representations and warranties and other provisions which the Agreement provides shall survive the date hereof.

7. The Existing Assets are being sold by the Transferor subject to the representations, warranties and agreements of the Transferor in that certain Share Exchange Agreement, dated as of June 23, 2016 (the "Exchange Agreement"), to which the Transferor, Omni Shrimp, Inc. ("Omni") and the shareholders of Omni named therein are parties. Such representations are further conditioned to reflect that the Transferor has not affirmatively taken any action since the closing of the Exchange Agreement, which action would be expected by the Transferor to have a material adverse effect on the Existing Assets. Specifically, each item of the Existing Assets is, to the knowledge of Transferor, in the same state and condition as it was immediately before the closing of the Exchange Agreement, at a time when the Transferee's Principal was a director, executive officer and principal shareholder of the Transferor.

8 This instrument is being executed by the Transferor and shall be binding upon the Transferor, its successors and assigns for the uses and purposes above set forth and referred to, and shall be effective as of the date hereof.

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9 This instrument shall be governed by and enforced in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, each of the Transferor, the Transferee and the Transferee's Principal has caused this Bill of Sale, Assignment and Assumption to be duly executed as of the date first above written.

Transferor: NATURAL NANO, INC. a Nevada corporation

By:	/s/ Colm Wrynn
Colm Wrynn, President

Acknowledged:

/s/ Don Stelcer
Don Stelcer, Secretary

Acknowledged and accepted:

Transferee: NATURALNANO CORP. a New York corporation

By:	/s/ James Wemett
James Wemett, President

Transferee's Principal:

/s/ James Wemett
James Wemett

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SCHEDULE A

ASSETS

The Assets include:

(i)	all of the Intellectual Property;

(ii)

to the extent transferable, all rights and incidents of interest in and to all licenses, franchises, grants, easements, exceptions, certificates, consents, permits, approvals, orders and other authorizations of any Governmental Body relating to the Assets;

(iii)

all documents and records relating to the Assets (including without limitation, all employment and personnel records, technical design and know-how, sales data, customer lists, and all other information relating to customers, representatives, distributors and suppliers and other information including advertising materials) and copies of all accounting books, records, ledgers and electronic data processing materials (collectively, the "Records");

(iv)	all claims of the Transferor against third parties relating to the Business or the Assets, whether choate or inchoate, known or unknown, contingent or otherwise;

(v)	all the Assigned Contracts;

(vi)	all transferable prepayments, contractual deposits and other funds to be received for goods or services to be performed after the Closing relating to the Business;

(vii)	those physical assets critical to the operation of the Business; and

(viii)	all other properties and assets of every character or description, tangible or intangible, owned by the Transferor and used or held for use in connection with the Business.

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